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                                                                      Exhibit 15


                     INDEPENDENT ACCOUNTANTS' REVIEW REPORT


The Board of Directors and Shareholders
Collaborative Clinical Research, Inc.

We have reviewed the accompanying condensed balance sheet of Collaborative Clinical Research, Inc. and subsidiaries (the Company) as of June 30, 1996, and the related condensed consolidated statements of income for the three-month and the six-month periods ended June 30, 1996, and the condensed consolidated statement of cash flows for the six-month period ended June 30, 1996. These financial statements are the responsibility of the Company's management. We did not make a similar review of the condensed consolidated statements of income for the three-month and six-month periods ended June 30, 1995 and the condensed consolidated statement of cash flows for the six-month period ended June 30, 1995.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical review procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements at June 30, 1996 and for the three-month and six-month periods then ended for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Collaborative Clinical Research, Inc. and subsidiaries as of December 31, 1995, and the consolidated statements of income, shareholders' equity and cash flows for the year then ended, not presented herein, and in our report dated January 31, 1996, except as to Note 6 and 11 as to which the date was June 10, 1996, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 1995 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

Cleveland, Ohio                                               ERNST & YOUNG LLP
July 19, 1996